UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50584

Date of Report: September 10, 2010

LD HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Nevada	98-0335555
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

1070 Commerce Drive, Building II, Suite 303, Perrysburg, OH 43551
 (Address of principal executive offices) (Zip Code)

(419) 873-1111
 (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 7, 2010, Boomer's Diner, Inc., a Michigan corporation and wholly owned subsidiary of LD Holdings, Inc. (LDHL), signed a Letter of Intent to acquire the assets and lease the facilities of a former Johnny Rockets Restaurant in Monroe , Michigan.

The location is ideally suited for the Boomer's Diner Model as an end cap of a commercial shopping center, with plenty of parking, on a main thorough fare and directly across the street from the world headquarters of a NYSE listed company.

The current restaurant layout is almost exactly the same as the Boomer Diner Model with about 3000 sq. feet and room for about a 140 seating capacity.

The company plans to open for business in the first week of October, 2010, and should reach full capacity by the year end 2010.

This is the first restaurant in the Boomer's Diner unit and is modeled after a "local" diner which has proven successful over the last six years, located near the Company's Headquarters in Perrysburg, Ohio.

The Diner appeals to local repeat customers who are know on a first name basis and are greeted by attractive personable waitress staff and served consistent value-driven food items in generous portions.  The atmosphere has a local, "what's happening around town" flavor.  This sets the stage for the company to get its tentacles into the local community and has its loyal customer base as a source for finding businesses that are for sale.  It is anticipated that some of these customers will also become shareholders in the parent company.  It is anticipated the company will open or collaborate to have 10 -12 locations operating over a three state area (Ohio, Michigan, Indiana) over the next 12 - 18 months.

The foregoing description of the Boomer's Diner Model is attached as Exhibit A of this Form 8-K and incorporated herein by reference.

For more information about LD Holdings, Inc.'s business plan, please visit its website at www.ldholdings.com and/or its affiliated site at www.nanocapnation.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LD Holdings, Inc.

Dated: September 10, 2010	By: /s/ John Ayling
John Ayling, President

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934.  Statements contained in this release that are not historical facts may be deemed to be forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain.  Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, ability to obtain financing and regulatory and shareholder approvals for anticipated actions.

Exhibit A

Boomer's Diner Plan

  Executive Summary

Boomer's Diner, unlike a typical restaurant, will provide a unique combination of excellent food at value pricing with a fun and casual atmosphere.  With a ‘60s and ‘70s mood, the diner is designed to create a community atmosphere as a good, old fashioned, friendly, neighborhood gathering place. Boomer's has the answer to what will be an increasing demand.  The public (1) wants value for everything that it purchases, (2) is not willing to accept anything that does not meet its expectations, and (3) wants entertainment with its dining experience.  In today's highly competitive environment, it is becoming increasingly more difficult to differentiate one restaurant concept from another.  The initial capital investment will allow Boomer's to provide its customers with a value driven, entertaining dining experience.  A unique, mid-scale, innovative environment is required to provide the customers with an atmosphere that will induce middle America to bring family and friends to dine and socialize.  Successful operation through year one at each location will provide adequate cash flow for each unit's self-sufficiency.

Boomer's is modeling its business concept from a Perrysburg, Ohio diner that was founded in October, 2004 as a fast-casual diner serving its customers fast, fresh, traditional breakfast and lunch meals.  It is located in the heart of a busy strip mall located near businesses and colleges.  We can loosely be described as a quick-service restaurant where customers enjoy the casual dining experience, the value pricing and the over the top service from an attractive staff rated at 10.  The staff, as well as the food, is one of our main selling points.  Boomer's will hold true to its vision of being a new concept with an old fashioned feel in order to become a favorite spot for city natives in all of our locations.

We plan to strategically locate our expanded businesses in ten (10) cities in the Tri-State area located near colleges and universities.  This will allow us access to the staff needed to compliment the dining experience and value.  We intend to take financial advantage of all of the empty facilities that are a result of the recent down-turn in commercial building demand.  We will also be looking for those “Baby Boomer” restaurant owners who are looking for a way to sell or improve their business.  Both dining experience and facility opportunities will give us an edge as a new business.  Through a philosophy of "nothing but the best" regarding both product and service, Boomer's will establish itself as an exceptional diner at each location.

We feel there is a significant business opportunity by establishing and providing the same casual dining experience in other select locations.  We intend to open or acquire 22 diners over the next three years using the Perrysburg as a model.  We conservatively estimate the financial results to yield total revenues of $15.8 million with a net income of over 16%.

In our first full year of operations, the plan is to acquire or start at least four (4) restaurants that total $2.9 million sales with a net profit of over $.5 million.

We intend to implement our acquisition pace as shown in the table below:

Year	New Acquisitions	Total Acquisitions
Year 1	4	4
Year 2	8	12
Year 3	10	22